AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Amendment”) is entered into effective as of May 10, 2012 by and between HOLLYFRONTIER CORPORATION, a Delaware corporation (the “Company”), and _______________ (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee are party to that certain Change in Control Agreement, entered into effective as of February 21, 2012 (the “Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

Section 1:    Amendment

(a)	The following section of the Agreement is hereby deleted in its entirety:

“Section 4: Certain Additional Payments by the Company

(a) Gross Up Payments.

(i) Golden Parachute Gross Up Payment. Subject to Section 4(e), in the event it shall be determined, according to the procedure set forth in Section 4(b), that any part of any payment or benefit received pursuant to the terms of this Agreement, (the “Contract Payments”) or any part of any payment or benefit received or to be received by the Employee throughout or for the Employee’s benefit pursuant to any other plan, arrangement or agreement of the Company or any Affiliate (together with the Contract Payments, the “Payments”) would be subject to the excise tax imposed by section 4999 of the Code, or if any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), it shall then be determined to what extent the aggregate present value of the Payment equals or exceeds an amount equal to three (3) times the Employee’s “Base Amount” (as defined in section 280G(b)(3)(A) of the Code). Subject to Section 4(e), if the amount of the Payment would need to reduced by ten percent (10%) or more of its total value in order to equal an amount less than three (3) times the Base Amount, then the Employee shall be entitled to receive an additional payment (a “Golden Parachute Gross Up Payment”) from the Company in an amount such that the net amount retained by the Employee, after deduction of the Excise Tax on the Payment and any federal, state and local income tax and the Excise Tax on the Golden Parachute Gross Up Payment, and any interest, penalties or additions to tax payable by the Employee with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in section 1274(d) of the Code in such calculation) of the Payment at the time such Payment is to be made. If, on the other hand and subject to Section 4(e), after a reduction of less than ten percent (10%) of its total value, the Payment equals an amount less than three (3) times the Base Amount, then the amount of the Payment will be accordingly reduced and the Employee will not be entitled to a Golden Parachute Gross Up Payment.

(ii) 409A Gross Up Payment. The Company will reimburse the Employee for any increased net Federal, state and local income tax incurred directly or indirectly by the Employee in the aggregate as a result of the failure of any payment pursuant to this Agreement to comply with section 409A of the Code (including any interest and other amount added to the tax under Section 409A(a)(B)(i)(I) or (II) of the Code) (the “Increased Taxes”) such reimbursement (the “409A Reimbursement”) to be in an amount which, after the reduction of any Federal, state or local taxes of any kind (including excise taxes) on the 409A Reimbursement, shall equal the Increased Taxes. The 409A Reimbursement in respect of any amount of Increased Taxes shall be paid no later than ten (10) days prior to the due date for the payment of any Increased Taxes. The 409A Reimbursement, together with the Golden Parachute Gross Up Payment, is referred to in this Agreement as the “Gross Up Payment.”

    (b) Calculation of Gross Up Payment. Subject to the provisions of paragraph (c) of this Section 4, all determinations required to be made under Section 4, including whether and when a Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by the Company and reasonably acceptable to the Employee (the “Accounting Firm”), which shall be retained to provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Employee as of the later to occur of (i) five (5) days prior to the due date for the payment of any Excise Tax or (ii) five (5) days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Employee. The Company may also select or solicit other evaluation experts to further assist in the evaluation of the calculations and assumptions if determined appropriate. As a result of the uncertainty in the application of sections 409A and 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross Up Payments which should have been made will not have been made by the Company (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 4 and the Employee thereafter is required to make payment of any Excise Tax or Increased Taxes, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.

(c) Contested Taxes. The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. The Employee shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company (or such shorter period ending on the date than any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

(iii) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or Increased Taxes or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis, from any Excise Tax or Increased Taxes or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Notwithstanding the foregoing, the Employee shall not be entitled to any advance that would be deemed a violation of section 402(a) (Enhanced Conflict of Interest Provisions) of the Sarbanes-Oxley Act of 2002.

(d) Refunds. If, after the receipt by the Employee of an amount advanced by the Company pursuant to this Section 4, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(e) Termination of Gross-Up. The provisions of this Section 4 will terminate on the three (3) year anniversary of the Effective Date. Notwithstanding any subsequent extension of this Agreement, Employee acknowledges and agrees that on the three (3) year anniversary of the initial Effective Date the protections set forth in this Section 4 will be automatically terminated and be of no force or effect, and no Gross-Up Payment will be thereafter provided; provided, however, in the event a Change in Control occurs prior to such three (3) year anniversary, this Section 4 will not be terminated but will continue to apply for the remainder of the Protection Period.”

(b)	The following shall be added to the Agreement:

“Section 4: Intentionally Omitted.”

Section 2:    Miscellaneous

(a)No Other Amendments. Except as amended and modified by this Amendment, all the terms and provisions of the Agreement shall remain in full force and effect.

(b)Governing Law. Notwithstanding any conflicts of law or choice of law provision to the contrary, this Agreement shall be construed and interpreted according to the laws of the State of Texas.

(c)Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first set forth above.

HOLLYFRONTIER CORPORATION

By:
Name:
Title:

EMPLOYEE

Name